UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 26, 2015

Harvest Natural Resources, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-10762	77-0196707
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1177 Enclave Parkway, Suite 300, Houston, Texas		77077
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	281-899-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 8.01 Other Events.

On January 26, 2015, Petroandina Resources Corporation N.V. ("Petroandina") filed a verified complaint for breach of contract against Harvest Natural Resources, Inc. (the "Company") and its subsidiary HNR Energia B.V. ("Energia"). The complaint states that Energia breached provisions of a shareholders' agreement between Petroandina and Energia requiring Energia to provide advance notice of any claim to be filed against the Venezuelan government and to deposit $5 million into an escrow account before bringing any claim against the Venezuelan government. Under those provisions, if Petroandina so requests, an appraisal of Petroandina's 29% interest in Harvest Vinccler Dutch Holding B.V. must be performed, and Petroandina has the right to require Energia to purchase that 29% interest at the appraised value. The Company guaranteed Energia's obligations under the shareholders' agreement.

Petroandina's claim requests that the court (a) declare that Energia has breached the shareholders' agreement; (b) declare that the Company has breached its guaranty of Energia's obligations under the shareholders' agreement; (c) direct the Company and Energia to cause the withdrawal of the Request for Arbitration filed against the Venezuelan government on January 15, 2015; (d) direct the Company and Energia to refrain from prosecuting any legal proceeding against the Venezuelan government (including the previously filed Request for Arbitration) until such time as they have complied with the relevant provisions of the shareholders' agreement; (e) award Petroandina costs and fees related to the lawsuit; and (f) award Petroandina such other relief as the court deems just and proper. Petroandina has also requested that the court grant a temporary restraining order ordering the Company and Energia to refrain from taking any further steps to prosecute the Request for Arbitration and to withdraw the Request for Arbitration.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harvest Natural Resources, Inc.

January 28, 2015	By:	Keith L. Head

Name: Keith L. Head
Title: Vice President & General Counsel